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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 20549

                                   FORM 12b-25

                                              Commission File Number 000-25128
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                             NOTIFICATION OF LATE FILING

(Check One): /X/ Form 10-K  / / Form 11-K  / / Form 20-F  / / Form 10-Q

/ / Form N-SAR

                                          For Period Ended:  December 31, 2000

/ / Transition Report on Form 10-K    / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F    / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

                                               For the Transition Period Ended:

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     READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above,
identify the item(s) to which                  the                 notification
relates:
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                                      PART I
                               REGISTRANT INFORMATION


Full name of registrant   Main Street Banks, Inc.
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Former name if applicable
                          First Sterling Banks, Inc.
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Address of principal executive office (STREET AND NUMBER)
                          676 Chastain Road
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City, state and zip code Kennesaw, GA 30144
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                                        PART II
                                 RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate.)
                 (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                 (b) The subject annual report, semi-annual report,
                     transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be e filed on or before
/X/                  the 15th calendar day following the prescribed due date;
                     or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                 (c) The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

                                          PART III
                                          NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q,N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

              The 10-K was timely filed with the SEC on April 2, 2000, however, due to a name change, the financial printer used the wrong CIK code. The 10-K is now being filed with the correct CIK code.

                                           PART IV
                                      OTHER INFORMATION

     (1) Name an telephone number of person to contact in regard to this
notification     Ted S. Biderman                     404       962-6457
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                   (Name)                       (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                /X/ Yes  / / No

     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

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                                                                / / Yes  /X/ No

     If so: attached an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          Main Street Bank, Inc.
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               (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    4/3/01             By   /s/ Edward C. Milligan
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                              Edward C. Milligan, President, Chief
                              Executive Officer and Chairman

            INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. (If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).